Exhibit 99.1

News Release
www.aviatnetworks.com
Aviat Networks Announces Restructuring Plan
SANTA CLARA, California, March 3, 2015 -- Aviat Networks, Inc. (NASDAQ: AVNW), the leading expert in microwave networking solutions, will implement further restructuring initiatives to optimize its business model. The restructuring plan is part of Aviat Networks’ ongoing efforts to lower fixed overhead costs and operating expenses and generate cash. In addition to these restructuring actions, Aviat expects to achieve additional savings from non-headcount cost reductions.
These actions are expected to result in cost and expense savings of approximately $4 million to $5 million by the end of fiscal year 2015 with an incremental cost savings of approximately $10 million to $12 million in fiscal year 2016. These actions augment the ongoing efforts to optimize Aviat Networks’ overall cost structure with the near term dynamics of the microwave radio and telecommunications markets and are expected to return Aviat Networks to profitability. The comprehensive restructuring program includes:

•	Reducing the global workforce through the consolidation of functions and simplification of operational processes, and

•	Selectively focusing on market verticals and geographies where management sees the highest potential for profitable growth.
Aviat Networks expects to incur between $6 million and $7 million of cash payments to implement these cost reduction initiatives, primarily for severance and employee-related charges. Cash payments in fiscal 2015 are expected to be approximately $6 million with the remaining cash payments occurring in the first half of fiscal 2016.
“We have made significant improvements to our cost structure over the last several quarters,” says Michael Pangia, President and CEO, Aviat Networks. “While the long-term outlook for microwave and millimeter wave wireless transport remains positive, management is committed to running Aviat Networks as a profitable, cash generating business and these restructuring actions are a critical step in accomplishing these objectives. These additional efforts have been carefully selected to have minimal impact on the introduction of our new products and allow us to maintain our strong service offerings to support key customers around the globe.”

About Aviat Networks
Aviat Networks, Inc. (NASDAQ: AVNW) is a leading global provider of microwave networking solutions transforming communications networks to handle the exploding growth of IP-centric, multi-Gigabit data services. With more than one million systems sold in over 140 countries, Aviat Networks provides LTE-proven microwave networking solutions to mobile operators, including some of the largest and most advanced 4G/LTE networks in the world. Public safety, utility, government and defense organizations also trust Aviat Networks' solutions for their mission-critical applications where reliability is paramount. In conjunction with its networking solutions, Aviat Networks provides a comprehensive suite of localized professional and support services enabling customers to effectively and seamlessly migrate to next generation Carrier Ethernet/IP networks. For more than 50 years, customers have relied on Aviat Networks' high performance and scalable solutions to help them maximize their investments and solve their most challenging network problems. Headquartered in Santa Clara, California, Aviat Networks operates in more than 100 countries around the world. For more information, visit www.aviatnetworks.com or connect with Aviat Networks on Twitter, Facebook and LinkedIn.
Forward-Looking Statements
The information contained in this document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 21E of the Securities Exchange Act and Section 27A of the Securities Act, including expectations regarding the results of restructuring plan, including with respect to operating expenses and profitability; expectations regarding additional cost savings from non-headcount reductions; the ability to align cost structure with market dynamics; the long-term outlook for microwave and millimeter wave wireless transport; and management’s commitment to running Aviat Networks as a profitable, cash generating business. All statements, trend analyses and other information contained herein about the markets for the services and products of Aviat Networks and trends in revenue, as well as other statements identified by the use of forward-looking terminology, including "anticipate," "believe," "plan," "estimate," "expect," "goal," "will," "see," "continue," "delivering," "view," and "intend," or the negative of these terms or other similar expressions, constitute forward-looking statements. These forward-looking statements are based on estimates reflecting the current beliefs of the senior management of Aviat Networks. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should therefore be considered in light of various important factors, including those set forth in this document. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include the following:

•	material weaknesses identified in our system of internal control and associated remediation efforts and investments and actions needed to remedy those material weaknesses;

•	continued price and margin erosion as a result of increased competition in the microwave transmission industry;

•	the impact of the volume, timing and customer, product and geographic mix of our product orders;

•	our ability to meet financial covenant requirements, which could impact our liquidity;

•	our ability to meet projected new product development dates or anticipated cost reductions of new products;

•	our suppliers' inability to perform and deliver on time as a result of their financial condition, component shortages or other supply chain constraints;

•	customer acceptance of new products;

•	the ability of our subcontractors to timely perform;

•	continued weakness in the global economy affecting customer spending;

•	retention of our key personnel;

•	our ability to manage and maintain key customer relationships;

•	uncertain economic conditions in the telecommunications sector combined with operator and supplier consolidation;

•	the timing of our receipt of payment for products or services from our customers;

•	our failure to protect our intellectual property rights or defend against intellectual property infringement claims by others;

•	the results of restructuring efforts;

•	the effects of currency and interest rate risks; and

•	the impact of political turmoil in countries where we have significant business.
For more information regarding the risks and uncertainties for our business, see "Risk Factors" in our Form 10-K filed with the U.S. Securities and Exchange Commission ("SEC") on December 19, 2014 as well as other reports filed by Aviat Networks, Inc. with the SEC from time to time. Aviat Networks undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.
Investor Relations:

Peter Salkowski, Aviat Networks, Inc., (408) 567-7117, Investorinfo@aviatnet.com